Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made by and between Silver Bow Mining Corp. (“SBM”), a body corporate incorporated pursuant to the laws of British Columbia, Canada and SBM Montana LLC (“SBMM”), a Delaware limited liability company (collectively referred to as the "Company" or the "Companies") and Peter Burroughs, a resident of North Carolina (“Executive”) (Executive and the Companies, herein, the “Parties”) and is effective as of November 1, 2025 (the “Effective Date”).

RECITALS

WHEREAS, The Company is involved in the business of acquiring, exploring and developing natural resource properties in Butte-Silver Bow, Montana;

WHEREAS, The Executive has North American and international expertise and experience in the business carried on by the Company;

WHEREAS, the Company desires to employ the services of the Executive;

WHEREAS, Executive desires for his employment by the Company pursuant to the terms, conditions, and mutual obligations set forth in this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.                                   Nature and Capacity of Employment.

1.1.             Term. This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the "Term") from the Effective Date, unless earlier terminated in accordance with the provisions of Section 5, provided that upon a Change of Control, this Agreement shall convert to an at-will employment agreement subject to a sixty (60) day mutual notice period for any termination.

1.2.             Employment. During his employment, Executive will serve as Chief Accounting Officer of the Company. Executive will render such financial management and business services as are consistent with Executive's role and such other reasonable and consistent duties as may be assigned to Executive by SBM's Chief Executive Officer or Board of Directors (the "Board"). The Parties agree that if it is necessary or helpful, Executive's employment may be designated through SBMM or any other US subsidiary of SBM that may be formed or acquired from time to time.

1.3.             Concurrent Employment with Falcon Copper Corp. The Parties acknowledge that Executive has ongoing employment with Falcon Copper Corp. as that company’s Chief Financial Officer.

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1.4.            Services. The Executive will provide the following services, in conjunction with the Company’s Chief Financial Officer:

1.4.1.	Develop and oversee the Company's financial strategy, including budgeting, financial performance monitoring, and cash flow management;

1.4.2.	Prepare the Company for public listing, including establishing appropriate financial controls and reporting systems;

1.4.3.	Manage relationships with auditors, banking partners, and financial advisors;

1.4.4.	Oversee financial reporting and ensure compliance with applicable securities regulations;

1.4.5.	Support capital raising activities, including public and private financings;

1.4.6.	Develop and maintain financial models and forecasts;

1.4.7.	Manage treasury functions and banking relationships;

1.4.8.	Oversee tax planning and compliance;

1.4.9.	Implement and maintain appropriate internal controls;

1.4.10.	Support M&A activities with financial analysis and due diligence;

1.4.11.	Oversee risk management and insurance programs;

1.4.12.	Manage the accounting and finance team;

1.4.13.	Ensure compliance with financial aspects of regulatory requirements.

The Company may modify Executive's officer role and responsibilities from time to time. Any such modification of title, role, or responsibilities shall not constitute Good Reason under this Agreement. Executive shall perform such duties as are customarily associated with their then-current role and such other duties as may reasonably be assigned.

2.	Compensation and Benefits.

2.1.            Annual Base Salary. As of the Effective Date, Executive’s annualized gross base salary shall be US$125,000 (the “Base Salary”), which salary shall be earned by Executive on a pro rata basis as Executive performs services for the Company and which salary shall be paid in accordance with the Company’s regular payroll practices.

2.2.            Annual Performance Bonus. Executive shall be eligible to receive an annual performance bonus (“Bonus”) for each fiscal year of 25% of Base Salary, with the actual amount of the annual performance Bonus as determined by the Board based on performance metrics for such fiscal year. The Bonus may be partially paid in stock options or RSU/DSU

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grants as determined by Board. The Bonus shall be prorated for any partial years of employment.

2.3.            Stock Options. Subject to the approval of the Board, the Company shall grant Executive 300,000 stock options as of the Effective Date and shall vest according to the conditions of the applicable grant agreement.

2.4.            Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

2.5.            Other Benefits. During Executive’s employment with the Company, Executive shall be entitled to participate in all retirement plans, health plans, paid time off benefits and other employee benefits and policies made available by the Company to its executive employees generally. Executive acknowledges and agrees that except as specifically set forth in this Agreement, the Company is under no obligation to Executive to establish or maintain any specific employee benefits in which Executive may participate, and that the terms and provisions of any Company benefit plans or policies are matters within the exclusive province of the Company, subject to applicable law. Upon the termination of Executive’s employment, Executive shall be entitled to continue those benefits as may be required by state or federal law. The Executive shall be entitled to vacation each year in accordance with the applicable policies of the Company.

2.6.	Change of Control.

2.6.1.               Equity Vesting Upon Change of Control. In the event of a Change of Control during Executive's employment, any unvested stock options or grants under other equity compensation plans held by Executive shall immediately vest.

2.6.2.               Definition. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if any of the following occurs:

(a)	a combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving SBM and any one or more of its affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the common shares and other securities of SBM immediately prior to such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement do not, following the completion of such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement, beneficially own, directly or indirectly, more than 50% of the resulting voting rights (on a fully- diluted basis) of SBM or its successor;

(b)	the sale, transfer, or other disposition of more than 50% interest in the Butte Project to a person other than an affiliate of the Company;
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(c)	a resolution is adopted to wind-up, dissolve or liquidate SBM;

(d)	The acquisition by any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, of beneficial ownership of more than 50% of the voting power of SBM’s outstanding securities;

(e)	a change in the composition of the Board, which occurs at a single meeting of the shareholders of SBM or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change.

3.	Indemnification.

3.1.             Indemnification of Executive. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (a) a written request for payment; (b) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.

4.	Confidential Information.

4.1.            Nondisclosure. Executive shall not, either before or after the termination of his employment, use or disclose the Company’s Confidential Information except on behalf of, or as part of his services to, the Company. As used in this Agreement, “Confidential Information” means non-public, confidential, or proprietary information, including, but not limited to trade secrets, regarding the Company’s business, policies, methods, scientific data, or information that is known to Executive as a result of his employment with the Company. Confidential Information shall not include information that is generally available to the public through no fault of Executive or information that subsequently becomes publicly available through no fault of Executive.

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4.2.            Limited Exceptions. Notwithstanding any other provision of this Agreement, Executive may disclose the Company’s Confidential Information, including trade secrets, as follows: (a) in the course of Executive’s reasonable provision of services to the Company; (b) as required pursuant to any applicable law or the order of a court or any regulatory body; (c) in confidence, to federal, state, or local government officials, or to an attorney of Executive, for the sole purpose of reporting or investigating a suspected violation of law; or (d) in a document filed in a lawsuit or other legal proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to create liability for any disclosure expressly allowed by law.

4.3.            Return and Destruction. Upon the termination of Executive’s employment for any reason, Executive agrees to promptly return to the Company or, if requested by the Company, destroy all documents, records, software, and other materials containing or reflecting Confidential Information, whether in written, electronic, or other form, and all copies thereof, in Executive’s possession or control. Upon request of the Company, Executive shall certify in writing to the Company that he has complied with this obligation within seven (7) days of the termination of his employment.

4.4.            Remedies. Executive agrees that disclosure by him of the Company’s Confidential Information in violation of this Section 4 may result in irreparable injury and damage to the Company, which may not be adequately compensable in money damages, that the Company will have no adequate remedy at law therefore, and that the Company shall have the right and may, without objection from Executive, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of any breach by Executive of the provisions of this Section 4.

5.	Termination and Potential Severance.

5.1.            Termination of Employment. Executive's employment hereunder may be terminated by the Company with or without Cause (as defined in Section 5.2.1 below) or by Executive with or without Good Reason (as defined in Section 5.2.2 below); provided that either party shall provide the other party with at least sixty (60) days' advance written notice of any termination of Executive's employment. Upon termination of Executive's employment, Executive shall be entitled to the compensation and benefits described in this Section 5.

5.2.	Definitions.

5.2.1.         For purposes of this Agreement, “Cause” means the occurrence of any of the following: (a) Executive’s material breach of this Agreement that is not cured by Executive, or is not capable of being cured by Executive, within thirty (30) days after the Company delivers written notice of such Cause to Executive; or (b) intentional conduct by Executive which is demonstrably injurious to the Company that is not cured by Executive, or is not capable of being cured by Executive, within thirty (30) days after the Company delivers written notice of such Cause to Executive; or (c) fraud, misappropriation or embezzlement by Executive; or (d) Executive’s conviction of a felony crime or a crime of moral turpitude; or (e) Executive’s death; or

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(f) Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s position with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred eighty (180) consecutive days.

5.2.2.         For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (a) a reduction in Executive’s Base Salary; (b) a material breach of this Agreement by the Company; (c) or the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

5.3.            Termination with Cause or Resignation without Good Reason. If Executive’s employment is terminated by the Company with Cause (as defined in Section 5.2.1 above) or Executive resigns without Good Reason (as defined in Section 5.2.2 above), Executive shall be entitled to receive: (a) any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid on the date of such termination; (b) any earned but unpaid bonus with respect to any completed calendar year immediately preceding the date of such termination; and (c) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy.

5.4.            Severance Benefits Upon Termination without Cause or Resignation with Good Reason. In the event that Executive's employment is terminated by the Company without Cause (as defined in Section 5.2.1 above) or Executive resigns with Good Reason (as defined in Section 5.2.2 above), the Company shall provide Executive the following severance benefits (collectively, the "Severance Benefits"): (a) Executive shall be paid lump-sum severance pay in a gross amount, before applicable withholdings, equal to twelve (12) months of Executive's ending Base Salary, which shall be paid within three (3) weeks following the date of Executive's termination of employment; (b) pro-rated bonus for the current year; (c) all unvested stock options granted to Executive shall immediately vest and become exercisable as of the date of termination; and (d) the Company shall reimburse Executive for any unreimbursed business expenses properly incurred by Executive prior to the date of termination, subject to the Company's expense reimbursement policies and procedures.

6.                  409A Savings. All references herein to the termination of Executive’s employment shall mean a “separation from service” within the meaning of Treasury Regulation Section l .409A- l(h). The terms of this Agreement shall be construed and shall be paid in such as manner as to satisfy an exception to, or be in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable guidance issued thereunder (“Section 409A”). To the extent (a) any post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein constitute deferred compensation subject to Section 409A and (b) Executive is deemed at the time of Executive’s termination of employment to be a “specified employee” under Section 409A, then such payment will not be made or commence until the earliest of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (within the meaning of Section 409A) with the Company; or (ii) the date

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of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision will be paid to Executive or Executive’s beneficiary in one lump sum. Each payment of termination benefits payable to Executive shall be considered a separate payment, as described in Treas. Reg. §1.409A-2(b)(2), for purposes of Section 409A. If Executive is entitled to be paid or reimbursed for any taxable expenses, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and your right to reimbursement of such expenses shall not be subject to exchange or liquidation for any other benefit or payment. Notwithstanding the foregoing, the Company makes no representations with respect to Section 409A, the Company shall not have any liability to Executive for any taxes, penalties, interest or other expenses that Executive may incur on account of non-compliance with Section 409A.

7.	Miscellaneous.

7.1.            Integration. This Agreement embodies the entire agreement and understanding between Executive and the Company.

7.2.            Applicable Law; Venue. This Agreement and the rights of the Parties shall be governed by and construed and enforced in accordance with the laws of the state of Montana, without regard to any state’s choice of law principles or rules. The exclusive venue for any action hereunder shall be in the state of Montana, whether or not such venue is or subsequently becomes inconvenient, and Executive, SBM, and SBMM consent to the exclusive personal jurisdiction of the courts of the state of Montana and/or the United States District Court for the District of Montana.

7.3.            Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties hereto.

7.4.            Binding Effect. This Agreement is personal in nature to Executive and Executive shall not assign any right or obligation hereunder in whole or in part, without the prior written consent of the Company, and any attempt to do so shall be void. The rights and obligations of the Company under this Agreement may, in the discretion of the Company, be transferred to the Company’s successor and assigns.

7.5.            Notices. All notices, requests and other communications hereunder shall be given in writing and deemed to have been duly given or served if personally delivered, sent by a confirmed receipt facsimile, or sent by first class, certified mail, return receipt requested, postage prepaid, to the party at the address as provided below, or to such other address as such party may hereafter designate by written notice to the other party:

(a)	if to the Company, to the address of its then principal offices; or

(b)	if to Executive, to the address last shown in the records of the Company.
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7.6.            Modification by the Parties. This Agreement shall not be modified or amended except by a written instrument signed by the Parties. In addition, no waiver of any provision of this Agreement shall be binding unless set forth in writing signed by the party effecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

7.7.            Severability; “Blue Pencil.” If any part of this Agreement is found to be invalid, the rest of the Agreement will still be enforceable. If any provision is deemed overly broad, a court may limit it to the extent necessary for enforceability.

7.8.            Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

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[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of the signatures below.

PETER BURROUGHS

Date:	09/11/2025	/s/ Peter Burroughs

SILVER BOW MINING CORP.

Date:	09/11/2025	/s/ Travis Naugle

		By	Travis Naugle
		Its	CEO

SBM MONTANA LLC

Date:	09/11/2025	/s/ Travis Naugle

		By	Travis Naugle
		Its	manager

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